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                      STATE STREET RESEARCH FINANCIAL TRUST

                         Amendment No. 3 to the By-Laws



      Section 3.2 of Article 3 of the By-Laws of State Street Research Financial Trust (the "Trust") is hereby amended in its entirety to read as follows:

            "3.2   ELECTION. The President, the Treasurer and the Secretary
            shall be elected and other officers, if any, may be elected or appointed, by the Trustees at any time. Vacancies in any office may be filled at any time."


      Section 3.3 of Article 3 of the By-Laws of the Trust is hereby amended in its entirety to read as follows:

            "3.3   TENURE. The President, the Treasurer, the Secretary and any
            other officers shall hold office until their respective successors are chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees."

         This amendment is adopted pursuant to authorization by Trustees on August 2, 2000.



                                          By:      /s/ Darman A. Wing
                                                --------------------------------
                                                   Darman A. Wing
                                                   Assistant Secretary